Exhibit 99

CACI Reports Record Results for Its Fiscal 2011 Second Quarter and Raises Guidance

Operating income increased 25.2 percent to a record $59.4 million

Diluted earnings per share increased 26.2 percent to a record $1.08

Revenue increased 11.7 percent to a record $867.3 million; organic revenue increased 9.7 percent

ARLINGTON, Va.--(BUSINESS WIRE)--February 2, 2011--CACI International Inc (NYSE: CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its second fiscal quarter ended December 31, 2010.

Second Quarter Results

(in millions except per share data)	Q2, FY11	Q2, FY10	% Change
Revenue	$867.3	$776.7	11.7%
Operating income	$59.4	$47.5	25.2%
Net income	$33.2	$26.1	27.6%
Diluted earnings per share	$1.08	$0.85	26.2%

We are pleased to report record second quarter Fiscal Year 2011 (FY11) net income of $33.2 million, or $1.08 diluted earnings per share. Net income increased 27.6 percent over net income of $26.1 million, or $0.85 diluted earnings per share, for the same period of Fiscal Year 2010 (FY10). Revenue in the second quarter was $867.3 million, an increase of 11.7 percent. The increase in revenue was driven primarily by organic growth of 9.7 percent, reflecting the continued growth in our C4ISR Services, Data Information and Knowledge Management, and Integrated Security and Intelligence Solutions core competencies. Operating income grew primarily as a result of strong operating performance and continued control of indirect costs and selling expenses. Net income and diluted earnings per share grew as a result of growth in operating income and reduced net interest expense.

CEO Commentary and Outlook

Commenting on the company’s results, Paul Cofoni, CACI’s President and CEO, said, “We delivered another quarter of record financial results. We achieved our goal of mid- to high-single-digit organic revenue growth, delivered strong double-digit earnings growth, and generated record second quarter operating cash flow. Our strategy of focusing on mission-critical services and solutions in well-funded areas continues to be successful. It was a key factor in our winning a significant amount of new business during the quarter. In addition, our proven ability to execute on contracts was a primary factor in our ability to retain recompeted work in the quarter. Our two most recent acquisitions are performing extremely well and are contributing to the growth of revenue and earnings from the Intelligence Community. The Department of Homeland Security’s Transformation and Systems Consolidation contract award, a major contributor to our total awards for the quarter, is important work that will create savings, improve security and enhance management oversight for DHS through the consolidation and integration of financial, acquisition and asset management systems, while expanding our presence in DHS.”

“We are pleased to raise our FY11 guidance. The strong contract funding orders and awards in the first half of this fiscal year are positive indicators for our future growth. We believe that this will be another year in which we deliver record results and increase shareholder value.”

Additional Financial Metrics

(in millions except per share data)	Q2, FY11	Q2, FY10	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$73.7	$61.0	20.9%
Diluted adjusted earnings per share, a non-GAAP measure	$1.50	$1.30	14.7%
Days sales outstanding	58	62

Second Quarter Contract Funding Orders and Awards

  Contract funding orders in the second quarter were $515 million. Contract funding orders for the first six months of FY11 were $2.0 billion, a 20.2 percent increase over the first six months of FY10.
  Funded backlog at December 31st was $2.2 billion, a 24.1 percent increase over the second quarter of FY10. Total backlog at December 31st was $7.45 billion.
  During the second quarter, we won a prime position on the U.S. Air Force multiple-award, seven-year indefinite delivery, indefinite quantity (IDIQ) Network Centric Solutions-2 (NETCENTS-2) Enterprise Integration and Service Management (EISM) contract with a ceiling value of $460 million. Also during the quarter, the U.S. Army exercised the five-year option period for its Strategic Services Sourcing (S3) contract.
  During the second quarter, we won contract awards with an estimated value of $829 million, a 47.8 percent increase over the second quarter of FY10. Over 90 percent of these awards were for new business. Contract awards for the first six months of FY11 were $2.3 billion, a 78.8 percent increase over the first six months of FY10.
  Second quarter FY11 awards include the following:
    A contract to support the Transformation and Systems Consolidation (TASC) program for the Department of Homeland Security (DHS). This single-award, task order contract, which represents new business for CACI, consists of a five-year base period and five one-year option years with a ceiling value of $450 million. This award was protested, and the U.S. Government Accountability Office (GAO) is expected to render a decision on the protests in March 2011. Contract performance was not stayed as a result of the protests.
    Awards on the Strategic Services Sourcing (S3) contract vehicle with the U.S. Army totaling $136 million. The work on these awards supports the warfighter through our C4ISR services.

Other Significant Accomplishments

  We completed the acquisitions of TechniGraphics, Inc. and Applied Systems Research Inc., both leading providers of geospatial and technical services to the Intelligence Community. The acquisitions further our growth in these disciplines and reinforce our commitment to provide end-to-end intelligence solutions.
  During the second quarter, we replaced our secured credit facility with a new $750 million senior secured credit facility. The new facility, which enhances our strong capital position and further increases our financial flexibility, consists of a $600 million revolver and a $150 million term loan.
  During the second quarter, we repurchased approximately 30,000 shares, at an average price of $44.94 per share, for a total cost of $1.3 million. Since the implementation of the share repurchase program in August 2010, we have repurchased approximately 425,000 shares at an average price of $42.78.

Second Quarter Recognition

  CACI Chairman of the Board, Dr. J.P. (Jack) London, was inducted as a laureate into the Washington Business Hall of Fame. This lifetime achievement award recognizes Dr. London’s accomplishments in growing CACI from a small consulting firm into a worldwide professional services and IT company serving vital national needs in defense, intelligence, homeland security, and the modernization of government.
  CACI ranked number 5 in GI Jobs magazine's list of the nation's Top 100 Military-Friendly Employers, up from 31st last year. This award honors CACI's outstanding support for hiring former military and Guard/Reserve personnel and is drawn from a pool of an estimated 5,000 eligible companies (those with over $500 million in annual revenue).

Six Month Results

(in millions except per share data)	6 Months, FY11	6 Months, FY10	% Change
Revenue	$1,701.2	$1,516.2	12.2%
Operating income	$111.5	$93.5	19.3%
Net income	$61.9	$49.9	24.0%
Diluted earnings per share	$2.00	$1.64	22.1%

Revenue in all of our core competencies grew in the first half of FY11, with the strongest increases in our C4ISR Services and Integrated Security and Intelligence Solutions core competencies. Operating income increased in the first half of FY11 as a result of solid growth in both direct labor and other direct costs. Net income increased as a result of strong growth in operating income and lower net interest expense. Revenue, operating income and net income all reached record levels in the first half of FY11.

Additional Financial Metrics

	6 Months,	6 Months,
(in millions except per share data)	FY11	FY10	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$139.0	$117.9	17.9%
Diluted adjusted earnings per share, a non-GAAP measure	$2.84	$2.51	13.0%

CACI Increases its FY11 Guidance

We are increasing our FY11 guidance as a result of the strong second quarter performance, the contributions of our recent acquisitions, lower annual net interest expense, and a lower assumed effective corporate tax rate. The table below summarizes the new guidance ranges for FY11:

	Current FY11	Previous FY11
(in millions except per share data)	Guidance	Guidance
Revenue	$3,500 - $3,630	$3,450 - $3,600
Net income	$127 - $132	$121 - $128
Diluted earnings per share	$4.05 - $4.20	$3.90 - $4.10
Diluted weighted average shares	31.3	31.1

This guidance represents our views as of February 2, 2011. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, February 3, 2011, during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 31094311. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, February 3, 2011 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI provides professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 13,600 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other government entities with cognizant oversight; the insourcing of contractor positions by the government; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Revenue	$867,278	$776,727	11.7%	$1,701,249	$1,516,245	12.2%
Costs of revenue
Direct costs	608,536	543,117	12.0%	1,198,006	1,053,657	13.7%
Indirect costs and selling expenses	185,247	172,603	7.3%	364,569	344,398	5.9%
Depreciation and amortization	14,060	13,546	3.8%	27,142	24,701	9.9%
Total costs of revenue	807,843	729,266	10.8%	1,589,717	1,422,756	11.7%
Operating income	59,435	47,461	25.2%	111,532	93,489	19.3%
Interest expense and other, net	5,991	7,124	-15.9%	11,824	14,386	-17.8%
Income before income taxes	53,444	40,337	32.5%	99,708	79,103	26.0%
Income taxes	19,945	14,233	40.1%	37,384	28,918	29.3%
Net income before noncontrolling interest in earnings of joint venture	33,499	26,104	28.3%	62,324	50,185	24.2%
Noncontrolling interest in earnings of joint venture	(264)	(52)		(434)	(278)
Net income attributable to CACI	$33,235	$26,052	27.6%	$61,890	$49,907	24.0%

Basic earnings per share	$1.10	$0.87	26.8%	$2.04	$1.66	23.1%
Diluted earnings per share	$1.08	$0.85	26.2%	$2.00	$1.64	22.1%

Weighted average shares used in per share computations:
Basic	30,288	30,109		30,296	30,071
Diluted	30,906	30,580		31,004	30,522

Statement of Operations Data (Unaudited)

	Quarter Ended			Six Months Ended
	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Operating income margin	6.8%	6.1%		6.5%	6.2%
Tax rate	37.5%	35.3%		37.7%	36.7%
Net income margin	3.8%	3.4%		3.6%	3.3%

EBITDA*	$73,670	$60,955	20.9%	$138,993	$117,912	17.9%
EBITDA margin	8.5%	7.8%		8.2%	7.8%

Adjusted net income*	$46,212	$39,871	15.9%	$87,906	$76,560	14.8%
Diluted adjusted earnings per share	$1.50	$1.30	14.7%	$2.84	$2.51	13.0%

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 11.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2010	6/30/2010
ASSETS:
Current assets
Cash and cash equivalents	$46,671	$254,543
Accounts receivable, net	564,364	531,033
Prepaid expenses and other current assets	48,975	55,170
Total current assets	660,010	840,746

Goodwill and intangible assets, net	1,385,791	1,270,159
Property and equipment, net	60,910	58,666
Other long-term assets	95,619	75,196
Total assets	2,202,330	2,244,767

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$7,500	$278,653
Accounts payable	92,748	98,421
Accrued compensation and benefits	146,248	152,790
Other accrued expenses and current liabilities	163,140	128,559
Total current liabilities	409,636	658,423

Long-term debt, net of current portion	400,474	252,451
Other long-term liabilities	159,164	160,737
Total liabilities	969,274	1,071,611

Shareholders' equity	1,233,056	1,173,155
Total liabilities and shareholders' equity	$2,202,330	$2,244,766

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2010	12/31/2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before noncontrolling interest in earnings of joint venture	$62,324	$50,185
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	27,142	24,701
Non-cash interest expense	5,522	5,160
Amortization of deferred financing costs	1,762	1,282
Stock-based compensation expense	8,413	12,745
Provision for deferred income taxes	7,084	1,896
Changes in operating assets and liabilities
Accounts receivable, net	(17,458)	(51,110)
Prepaid expenses and other current assets	(8,962)	(4,082)
Accounts payable and accrued expenses	(3,651)	26,437
Accrued compensation and benefits	(13,430)	(4,614)
Income taxes receivable and payable	(8,584)	(4,957)
Other liabilities	9,108	9,506
Net cash provided by operating activities	69,270	67,149

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,767)	(16,111)
Purchases of businesses, net of cash acquired	(126,387)	(62,004)
Other	(3,999)	(203)
Net cash used in investing activities	(136,153)	(78,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under credit facilities	(134,666)	(52,114)
Proceeds from employee stock purchase plans	2,393	2,796
Proceeds from exercise of stock options	10,275	2,623
Purchases of common stock	(20,016)	(1,743)
Other	456	558
Net cash used in financing activities	(141,558)	(47,880)
Effect of exchange rate changes on cash and cash equivalents	569	(1,592)
Net decrease in cash and cash equivalents	(207,872)	(60,641)
Cash and cash equivalents, beginning of period	254,543	208,488
Cash and cash equivalents, end of period	$46,671	$147,847

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Department of Defense	$686,706	79.2%	$602,667	77.6%	$84,039	13.9%
Federal Civilian Agencies	133,353	15.4%	129,800	16.7%	3,553	2.7%
Commercial	43,384	5.0%	40,161	5.2%	3,223	8.0%
State and Local Governments	3,835	0.4%	4,099	0.5%	(264)	-6.4%
Total	$867,278	100.0%	$776,727	100.0%	$90,551	11.7%

	Six Months Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Department of Defense	$1,343,231	78.9%	$1,174,962	77.5%	$168,269	14.3%
Federal Civilian Agencies	269,902	15.9%	262,747	17.3%	7,155	2.7%
Commercial	81,262	4.8%	69,220	4.6%	12,042	17.4%
State and Local Governments	6,854	0.4%	9,316	0.6%	(2,462)	-26.4%
Total	$1,701,249	100.0%	$1,516,245	100.0%	$185,004	12.2%

Revenue by Contract Type (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Time and materials	$356,143	41.1%	$367,085	47.3%	$(10,942)	-3.0%
Cost reimbursable	287,230	33.1%	247,958	31.9%	39,272	15.8%
Fixed price	223,905	25.8%	161,684	20.8%	62,221	38.5%
Total	$867,278	100.0%	$776,727	100.0%	$90,551	11.7%

	Six Months Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Time and materials	$736,492	43.3%	$719,331	47.4%	$17,161	2.4%
Cost reimbursable	551,003	32.4%	489,005	32.3%	61,998	12.7%
Fixed price	413,754	24.3%	307,909	20.3%	105,845	34.4%
Total	$1,701,249	100.0%	$1,516,245	100.0%	$185,004	12.2%

Revenue Received as a Prime versus Subcontractor (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Prime	$753,006	86.8%	$655,120	84.3%	$97,886	14.9%
Subcontractor	114,272	13.2%	121,607	15.7%	(7,335)	-6.0%
Total	$867,278	100.0%	$776,727	100.0%	$90,551	11.7%

	Six Months Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Prime	$1,464,089	86.1%	$1,284,335	84.7%	$179,754	14.0%
Subcontractor	237,160	13.9%	231,910	15.3%	5,250	2.3%
Total	$1,701,249	100.0%	$1,516,245	100.0%	$185,004	12.2%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2010	12/31/2009	$ Change	% Change
Contract Funding Orders	$514,990	$598,928	$(83,938)	-14.0%

	Six Months Ended
(dollars in thousands)	12/31/2010	12/31/2009	$ Change	% Change
Contract Funding Orders	$1,972,285	$1,640,783	$331,502	20.2%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Direct labor	$211,814	34.8%	$196,055	36.1%	$15,759	8.0%
Other direct costs	396,722	65.2%	347,062	63.9%	49,660	14.3%
Total direct costs	$608,536	100.0%	$543,117	100.0%	$65,419	12.0%

	Six Months Ended
(dollars in thousands)	12/31/2010		12/31/2009		$ Change	% Change
Direct labor	$422,892	35.3%	$392,804	37.3%	$30,088	7.7%
Other direct costs	775,114	64.7%	660,853	62.7%	114,261	17.3%
Total direct costs	$1,198,006	100.0%	$1,053,657	100.0%	$144,349	13.7%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic.  We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Revenue, as reported	$867,278	$776,727	11.7%	$3,334,135	$2,919,140	14.2%
Less:
Acquired revenue	15,387			60,531
Organic revenue	$851,891	$776,727	9.7%	$3,273,604	$2,919,140	12.1%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and non-cash interest expense, net of related tax effects. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Net income attributable to CACI	$33,235	$26,052	27.6%	$61,890	$49,907	24.0%
Plus:
Income taxes	19,945	14,233	40.1%	37,384	28,918	29.3%
Interest income and expense, net	6,430	7,124	-9.7%	12,577	14,386	-12.6%
Depreciation and amortization	14,060	13,546	3.8%	27,142	24,701	9.9%
EBITDA	$73,670	$60,955	20.9%	$138,993	$117,912	17.9%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Revenue, as reported	$867,278	$776,727	11.7%	$1,701,249	$1,516,245	12.2%
EBITDA	$73,670	$60,955	20.9%	$138,993	$117,912	17.9%
EBITDA margin	8.5%	7.8%		8.2%	7.8%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Net income attributable to CACI	$33,235	$26,052	27.6%	$61,890	$49,907	24.0%
Plus:
Stock-based compensation	3,507	6,074	-42.3%	8,413	12,745	-34.0%
Depreciation and amortization	14,060	13,546	3.8%	27,142	24,701	9.9%
Amortization of financing costs	1,022	537	90.3%	1,762	1,282	37.4%
Non-cash interest expense	2,780	2,597	7.0%	5,522	5,160	7.0%
Less:
Related tax effect	(8,392)	(8,935)	-6.1%	(16,823)	(17,235)	-2.4%
Adjusted net income	$46,212	$39,871	15.9%	$87,906	$76,560	14.8%

	Quarter Ended			Six Months Ended
(shares in thousands)	12/31/2010	12/31/2009	% Change	12/31/2010	12/31/2009	% Change
Diluted weighted average shares, as reported	30,906	30,580		31,004	30,522
Diluted earnings per share	$1.08	$0.85	26.2%	$2.00	$1.64	22.1%
Diluted adjusted earnings per share	$1.50	$1.30	14.7%	$2.84	$2.51	13.0%

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
(866) 606-3471
ddragics@caci.com